Exhibit 99.1
Shareholder Alert
DCPG Updates On Provider Investment
Private Placement Offering Expires December 31, 1007
In April 2007, The Dental Care Plus Group distributed brochures describing a private placement offering of B shares to network providers. Response was strong, as measured by the number of dentists who requested additional information, as well as by the number of B shares sold.
•	The offering is open to all members of the DCPG provider network, whether or not they are Common A shareholders, and whether or not they practice within the original eight-county area.

•	There is no limit to the number of B shares that a provider may purchase.

•	B shares are non-voting shares.

•	To request a copy of the Confidential Private Placement Memorandum, please contact the DCPG Provider Relations Department at 513-554-1100.

•	Providers are also welcome to speak about the offering directly with Tony Cook or Robert Hodgkins.
DCPG Management and Board Explore New Types of Securities
The Dental Care Plus Group is exploring the possibilities and implications of offering a new class of dividend-producing share and other types of securities. Currently, DCPG management is working with its auditors and attorneys to fully understand its options.
DCPG will continue to update shareholders about Board decisions regarding the possibilities of new types of securities over the next few months.
To Learn More About Investment Opportunities:
Contact Tony Cook or Robert Hodgkins at 513-554-1100.